Exhibit 99.1

FOR IMMEDIATE RELEASE

CUBIST PHARMACEUTICALS RECEIVES FDA APPROVAL

FOR 2-MINUTE IV INJECTION OF CUBICIN

New Label Complies with the FDA’s Physician Labeling Rule

Lexington, Mass., December 1, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced that its currently-marketed antibiotic, CUBICIN® (daptomycin for injection), has been approved by the U.S. Food & Drug Administration (FDA) for once-a-day dosing as a 2-minute intravenous (IV) injection. CUBICIN is the only approved 2-minute IV injection for the treatment of methicillin-resistant Staphylococcus aureus (MRSA) complicated skin infections and bacteremia. In addition to 2-minute IV injection, several other changes to the CUBICIN label were incorporated. These include changes and reformatting of the Warnings and Precautions in the label, updates to the Post Marketing Experience section of the label, and re-formatting of the label to be compliant with the FDA’s Physician Labeling Rule (PLR).

The FDA originally approved CUBICIN in 2003 as a once-a-day 30-minute infusion for the treatment of complicated skin and skin structure infections (cSSSI) caused by certain Gram-positive organisms. In 2006, the FDA granted further approval of CUBICIN for the treatment of Staphylococcus aureus bacteremia, including those with right-sided infective endocarditis. To date, CUBICIN has experienced the most successful antibiotic launch in U.S. history, on a dollar sales basis. For full prescribing information, visit www.cubicin.com.

Cubist’s President and CEO Michael W. Bonney said, “We are pleased that doctors and healthcare providers will now have this option. Having to spend only 2 minutes a day receiving CUBICIN, especially for patients in the outpatient setting, minimizes the impact that IV therapy has on their daily activities.”

About CUBICIN

CUBICIN® (daptomycin for injection) is approved in the U.S.  as therapy for Staphylococcus aureus bloodstream infections (bacteremia), including right-sided endocarditis, caused by methicillin-resistant S. aureus (MRSA) and methicillin-susceptible S. aureus (MSSA), and complicated skin infections caused by certain Gram-positive bacteria, including MRSA. CUBICIN also is approved in many other non-U.S. markets for the same or similar indications. CUBICIN is not indicated for the treatment of pneumonia. Most adverse events reported in clinical trials of CUBICIN were mild to moderate in intensity. The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache. To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, including important safety information, please visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; and a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea). Cubist is also working on several pre-clinical programs being developed to address areas of significant

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medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com